UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 20, 2018 (April 16, 2018)

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.
On April 18, 2018, comScore, Inc. (the “Company”) entered into an agreement to amend (the “Amendment Agreement”) (i) that certain Agreement (the “September Agreement”), dated as of September 28, 2017, by and among the Company and Starboard Value LP and certain of its affiliates (collectively, “Starboard”), which pertains to, among other things, the membership and composition of the Board of Directors (the “Board”) of the Company, and (ii) the Registration Rights Agreement, dated as of January 16, 2018, by and among the Company, Starboard and the other investors listed on the Schedule of Buyers therein (the “Registration Rights Agreement”).
Pursuant to the Amendment Agreement, the Company and Starboard have agreed that, effective as of the upcoming Annual Meeting of Stockholders of the Company scheduled for May 30, 2018 (the “Annual Meeting”), the size of the Board will be fixed at eight (8) members and the following directors shall collectively constitute Starboard’s appointees (the “Appointees”) to the Board: Michelle McKenna-Doyle, Dale Fuller, Paul Reilly and Bryan Weiner. With these Appointees, and the Company having satisfied its obligation to file its audited financial statements for the fiscal years ended December 31, 2015, 2016 and 2017 with the Securities and Exchange Commission (“SEC”) on or prior to March 31, 2018, the Company and Starboard have agreed that Starboard has no remaining right to designate any additional directors to the Board.
With the previously announced upcoming retirement of Gian Fulgoni from the Board and the fact that Wesley Nichols is not standing for re-election at the Annual Meeting, the nominees for election at the Annual Meeting are the Appointees and four other current members of the Board who are standing for re-election: Jacques Kerrest, William Livek, Robert Norman and Brent Rosenthal.
In addition, the Amendment Agreement extends to June 29, 2018 the deadline in the Registration Rights Agreement for the Company to file a registration statement covering the resale of shares of the Company’s common stock issuable to Starboard upon conversion of senior secured convertible notes issued to Starboard in January 2018.
The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Appointment
Effective April 16, 2018, the Board, on the recommendation of its Nominating and Governance Committee, appointed Robert Norman to the Board with an initial term until the Annual Meeting. Mr. Norman will serve as a Class III director, has been appointed to serve on the Audit Committee and Compensation Committee, and has been nominated for election at the Annual Meeting.
As a non-employee director, Mr. Norman will be compensated in accordance with the Company’s director compensation program as described in the section titled “2017 Director Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 23, 2018, as such program is amended from time to time. In connection with his appointment, Mr. Norman will also enter into the Company’s form indemnification agreement for directors and executive officers. The form indemnification agreement generally requires the Company to indemnify directors to the fullest extent permitted by law.
Mr. Norman currently serves as a freelance marketing consultant. From 2013 to 2017, Mr. Norman served as Chief Digital Officer of GroupM Worldwide, a global buyer of advertising media, where he oversaw digital strategy and was a member of the Global Executive Committee. He previously served as CEO of GroupM North America from 2011 to 2013. Prior to that, he served in various senior management positions at GroupM and its subsidiaries, including serving as a director at Tempus Group PLC at the time of its acquisition by WPP plc in 2001.

Mr. Norman currently serves as a non-executive director of BBC Global News Limited and is a governor of the Center for the Digital Future at USC's Annenberg School.
Mr. Norman served as Chief Digital Officer at GroupM Worldwide from 2013 to 2017. In 2017, the Company recognized revenue of approximately $2.4 million from transactions with GroupM and GroupM Worldwide in the normal course of business.
CFO Bonus
On April 16, 2018, the Compensation Committee approved a special performance bonus for Gregory A. Fink, the Chief Financial Officer of the Company, in recognition of his significant contribution and time commitment to the completion of the Company’s multi-year audit process and recent financing. Under the bonus, Mr. Fink will receive $100,000 in cash and $100,000 in restricted stock units (“RSUs”), to be granted upon the adoption of a new equity plan for the Company, with such RSU award vesting in equal installments over a three-year period. The cash portion of the bonus will be paid in a lump sum, less applicable deductions and withholdings, in April 2018.
Any additional information set forth in Item 1.01 with respect to the Board is incorporated by reference into this Item 5.02.
Item 8.01 Other Events
Board Chair Compensation
The Board had previously approved a temporary monthly cash stipend payable to the non-executive Chair of the Board. As the Company has recently completed its audit process and regained compliance with its periodic reporting obligations, the Board Chair annual cash retainer was reset at its prior level of $120,000.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Amendment Agreement, dated as of April 18, 2018, by and among comScore, Starboard and certain funds affiliated or managed by Starboard

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: April 20, 2018

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